Exhibit (a)(5)(viii)

1	LEVI & KORSINSKY, LLP
David E. Bower, Esq. SBN 119546
2	600 Corporate Pointe, Suite 1170
Culver City, CA 90230-7600
3	Tel: 310-839-0442

LEVI & KORSINSKY, LLP
4	Joseph Levi, Esq.
Juan E. Monteverde Esq.
5	30 Broad Street, 15th Floor
New York, New York 10004
6	Tel: 212-363-7500
7	Fax: 212-363-7171

8	Attorneys for Plaintiff

9	SUPERIOR COURT OF THE STATE OF CALIFORNIA

10	SANTA CLARA COUNT

11	HUNG-CHUNG SHIH, individually and on behalf	Case No. 109CV157882
of all others similarly situated,
12
Plaintiff,
13	v.	CIVIL ACTION

14	BING YEH, YAW WEN HU, RONALD CHWANG,	CLASS ACTION COMPLAINT
15	TERRY NICKERSON, YAO-WU YANG, SILICON
16	STORAGE TECHNOLOGY, INC., TECHNOLOGY
17	RESOURCES HOLDINGS, INC., and
18	TECHNOLOGY RESOURCES MERGER SUB,
INC.,

Defendants.

19	Plaintiff, by his attorneys, alleges upon information and belief, except for his own acts,
20	which are alleged on knowledge, as follows:

21	1. Plaintiff brings this action on behalf of the public stockholders of Silicon Storage
22	Technology, Inc. (“Silicon Storage “ or the “Company”) against Defendants, Silicon Storage and its
23	Board of Directors (the “Board”) seeking equitable relief for their breaches of fiduciary duty and
24	other violations of state law arising out of their attempt to sell the Company to Defendants
25	Technology Resources Holdings, Inc. and Technology Resources Merger Sub, Inc., entities
26	controlled by Prophet Equity LP (collectively “Prophet Equity”) by means of an unfair process and
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	for an unfair price of $2.10 per share in cash (the “Proposed Transaction”). The Proposed
2	Transaction is valued at approximately $210 million.

3	2. While the public shareholders will be cashed out at the unfair price of $2.10 per
4	share, certain members of Silicon Storage’s management will remain shareholders of the newly
5	resulting company following consummation of the Proposed Transaction.

6	3. Defendants Bing Yeh (“Yeh”), Silicon Storage’s Chief Executive Officer, President,
7	and Chairman of the Board, and Yaw Wen Hu (“Hu”), Silicon Storage’s Executive Vice President
8	and Chief Operating Officer and a member of the Board collectively own approximately 12.7% of
9	the Company’s common stock.

10	4. Pursuant to the Proposed Transaction, Prophet Equity will acquire all of the
11	outstanding common stock of the Company for $2.10 per share, except for shares held by Yeh and
12	Hu, who have agreed to exchange all of their shares of Silicon Storage common stock for shares of
13	capital stock of the newly resulting privately held company following the Proposed Transaction. As
14	a result, Yeh and Hu will be able to realize the benefits of the burgeoning prospects that lay ahead
15	for Silicon Storage, while the public shareholders are cashed out.

16	PARTIES

17	5. Plaintiff is, and has been at all relevant times, the owner of shares of common stock
18	of Silicon Storage.

19	6. Silicon Storage is a corporation organized and existing under the laws of the State of
20	California. It maintains its principal corporate offices at 1020 Kifer Road, Sunnyvale, California
21	94086, and supplies NOR flash memory semiconductor devices for the digital consumer,
22	networking, wireless communications, and the Internet computing markets. The company produces
23	and sells semiconductor products, including NAND flash controllers and NAND controller-based
24	modules, smart card integrated circuits (ICs) and modules, flash microcontrollers, and radio
25
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	frequency ICs and modules. The Company also produces and sells various products based on its
2	SuperFlash design and manufacturing process technology, as well as licenses the SuperFlash
3	technology for applications in semiconductor devices that integrate flash memory with other
4	functions on a monolithic chip.

5	7. Defendant Bing Yeh (“Yeh”) has been the President and Chief Executive Officer of
6	the Company since 1989, and Chairman of the Board of Directors of the Company since 2004.

7	8. Defendant Yaw Wen Hu (“Hu”) has been the Chief Operating Officer, Executive
8	Vice President, and a director of the Company since 2004.

9	9. Defendant Ronald Chwang (“Chwang”) has been a director of the Company since
10	1997.

11	10. Defendant Terry Nickerson (“Nickerson”) has been a director of the Company since
12	2005.

13	11. Defendant Yao-Wu Yang (“Yang”) has been a director of the Company since 2007.

14	12. Defendants referenced in ¶¶7 through 12 are collectively referred to as Individual
15	Defendants and/or the Silicon Storage Board. The Individual Defendants as officers and/or directors
16	of Silicon Storage, have a fiduciary relationship with Plaintiff and other public shareholders of
17	Silicon Storage and owe them the highest obligations of good faith, fair dealing, loyalty and due
18	care.

19	13. Defendant Technology Resources Holdings, Inc. is a Delaware corporation that is
20	controlled by Prophet Equity LP, a private equity firm.

21	14. Defendant Technology Resources Merger Sub, Inc. is a California corporation
22	wholly owned by Technology Resources Holdings, Inc. that was created for the purposes of
23	effectuating the Proposed Transaction.

24	INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	15. By reason of Individual Defendants’ positions with the Company as officers and/or
2	Directors, they are in a fiduciary relationship with Plaintiff and the other public shareholders of
3	Silicon Storage and owe them, as well as the Company, a duty of highest good faith, fair dealing,
4	loyalty and full, candid and adequate disclosure, as well as a duty to maximize shareholder value.

5	16. Where the officers and/or Directors of a publicly traded corporation undertake a
6	transaction that will result in either: (i) a change in corporate control; (ii) a break up of the
7	corporation’s assets; or (iii) sale of the corporation, the Directors have an affirmative fiduciary
8	obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if
9	such transaction will result in a change of corporate control, the shareholders are entitled to receive
10	a significant premium. To diligently comply with their fiduciary duties, the directors and/or officers
11	may not take any action that:

12	(a) adversely affects the value provided to the corporation’s shareholders;

13	(b) favors themselves or will discourage or inhibit alternative offers to purchase
14	control of the corporation or its assets;

15	(c) contractually prohibits them from complying with their fiduciary duties;

16	(d) will otherwise adversely affect their duty to search and secure the best value
17	reasonably available under the circumstances for the corporation’s shareholders; and/or

18	(e) will provide the directors and/or officers with preferential treatment at the
19	expense of, or separate from, the public shareholders.

20	17. In accordance with their duties of loyalty and good faith, the Individual Defendants,
21	as Directors and/or officers of Silicon Storage, are obligated to refrain from:

22	(a) participating in any transaction where the directors or officers’ loyalties are
23	divided;
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25
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	(b) participating in any transaction where the directors or officers receive, or are
2	entitled to receive, a personal financial benefit not equally shared by the public shareholders of the
3	corporation; and/or

4	(c) unjustly enriching themselves at the expense or to the detriment of the public
5	shareholders.

6	18. Plaintiff alleges herein that the Individual Defendants, separately and together, in
7	connection with the Proposed Transaction are knowingly or recklessly violating their fiduciary
8	duties, including their duties of loyalty and good faith owed to Plaintiff and other public
9	shareholders of Silicon Storage, or are aiding and abetting others in violating those duties.

10	19. Defendants also owe the Company’s stockholders a duty of candor, which includes
11	the disclosure of all material facts concerning the Proposed Transaction and, particularly, the
12	fairness of the price offered for the stockholders’ equity interest. Defendants are knowingly or
13	recklessly breaching their fiduciary duties of candor by failing to disclose all material information
14	concerning the Proposed Transaction, and/or aiding and abetting other Defendants’ breaches.

15	CONSPIRACY, AIDING AND ABETTING AND CONCERTED ACTION

16	20. In committing the wrongful acts alleged herein, each of the Defendants has pursued,
17	or joined in the pursuit of, a common course of conduct, and acted in concert with and conspired
18	with one another, in furtherance of their common plan or design. In addition to the wrongful
19	conduct herein alleged as giving rise to primary liability, the Defendants further aided and abetted
20	and/or assisted each other in breach of their respective duties as herein alleged.

21	21. During all relevant times hereto, the Defendants, and each of them, initiated a course
22	of conduct which was designed to and did: (i) permit Prophet Equity to attempt to eliminate the
23	public shareholders’ equity interest in Silicon Storage pursuant to a defective sales process, and (ii)
24	permit Prophet Equity to buy the Company for an unfair price. In furtherance of this plan,
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	conspiracy and course of conduct, Defendants, and each of them, took the actions as set forth
2	herein.

3	22. Each of the Defendants herein aided and abetted and rendered substantial assistance
4	in the wrongs complained of herein. In taking such actions, as particularized herein, to substantially
5	assist the commission of the wrongdoing complained of, each Defendant acted with knowledge of
6	the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was
7	aware of his or her overall contribution to, and furtherance of, the wrongdoing. The Defendants’
8	acts of aiding and abetting included, inter alia, the acts each of them are alleged to have committed
9	in furtherance of the conspiracy, common enterprise and common course of conduct complained of
10	herein.
11

12	CLASS ACTION ALLEGATIONS

13	23. Plaintiff brings this action on its own behalf and as a class action on behalf of all
14	owners of Silicon Storage common stock and their successors in interest, except Defendants and
15	their affiliates (the “Class”).
16
17	24. This action is properly maintainable as a class action for the following reasons:

18	(a) the Class is so numerous that joinder of all members is impracticable. As of
19	November 19, 2009, Silicon Storage has approximately 95.85 million shares outstanding.

20	(b) questions of law and fact are common to the Class, including, inter alia, the
21	following:
22

23	(i) Have the Individual Defendants breached their fiduciary duties owed
24	by them to Plaintiff and the others members of the Class;

25	(ii) Are the Individual Defendants, in connection with the Proposed
26	Transaction of Silicon Storage by Prophet Equity, pursuing a course
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	of conduct that does not maximize Silicon Storage’s value in violation
2	of their fiduciary duties;

3	(iii) Have the Individual Defendants misrepresented and omitted material
4	facts in violation of their fiduciary duties owed by them to Plaintiff
5	and the other members of the Class;

6	(iv) Have Silicon Storage and Prophet Equity aided and abetted the
7	Individual Defendants’ breaches of fiduciary duty; and

8	(v) Is the Class entitled to injunctive relief or damages as a result of
9	Defendants’ wrongful conduct.

10	(c) Plaintiff is committed to prosecuting this action and have retained competent
11	counsel experienced in litigation of this nature.
12
13	(d) Plaintiffs claims are typical of those of the other members of the Class.

14	(e) Plaintiff has no interests that are adverse to the Class.

15	(f) The prosecution of separate actions by individual members of the Class
16	would create the risk of inconsistent or varying adjudications for individual members of the Class
17	and of establishing incompatible standards of conduct for Defendants.

18	(g) Conflicting adjudications for individual members of the Class might as a
19	practical matter be dispositive of the interests of the other members not parties to the adjudications
20	or substantially impair or impede their ability to protect their interests.
21
22
23	SUBSTANTIVE ALLEGATIONS

24	25. Silicon Storage is poised for substantial growth. On October 27, 2009, the Company
25	announced its results for the third quarter of 2009. Among the financial highlights, the Company
26	announced that revenues for the quarter were $71.3 million compared with $58.1 million in the
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	second quarter of 2009, and that net income for the quarter was $3.1 million compared with a net
2	loss of $6.4 million for the second quarter of 2009.

3	26. In the press release announcing the results, Defendant Yeh commented on the
4	Company’s bright future that lay ahead:

5	“This was a productive quarter for SST as we executed well on our
6	strategy and returned the company to profitability ahead of our expectations,” said Bing Yeh, chief executive officer. “Seasonally
7	strong demand in NOR flash memory, as well as a stabilizing
pricing environment, resulted in healthy sequential growth in unit
8	shipments and improved product revenues across all four of our application segments. Over the past few quarters, we have signed
9	several new licensing agreements for our embedded SuperFlash
10	program, which will begin to contribute upfront fee revenue in the fourth quarter as we make progress on deliverables. These
11	new licensing agreements will help drive royalty growth in our licensing business in future years. We continue to manage our
12	expenses closely and operate our business conservatively, but we
13	are optimistic about the opportunities in our markets and we
14	believe that we are laying a solid foundation for growth in 2010.”

15	27. Despite its promise and poise for growth, in a press release dated November 13,
16	2009, the Company announced that it had entered into a merger agreement with Prophet Equity,
17	stating:

18	SUNNYVALE, Calif., Nov. 13, 2009 — SST (Silicon Storage
Technology, Inc.) (NASDAQ: SSTI), a memory and non-memory
products provider for high-volume applications in the digital
19	consumer, networking, wireless communications and Internet
computing markets, today announced that it has entered into a
20	definitive merger agreement to be acquired by Technology
Resource Holdings, Inc., a Prophet Equity LP-controlled entity, as
21	well as by members of SST’s management team. Prophet Equity
LP will acquire all of the outstanding common stock of the
22	company for $2.10 per share, except for shares held by Bing Yeh,
SST’s Chairman and Chief Executive Officer, and Yaw Wen Hu,
23	SST’s Executive Vice President and Chief Operating Officer and
member of the Board of Directors, who have agreed to exchange
24	all of their shares of SST common stock for shares of capital stock of the resulting privately held company. This price per share
25	represents approximately a 13 percent premium to the closing price per share of SST’s stock on November 12, 2009.

26	SST’s Board of Directors, acting upon the recommendation of a
27	Strategic Committee composed of all of SST’s independent
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

directors, approved the agreement and resolved to recommend that
1	the company’s shareholders adopt and approve the agreement.

2	* * *

3	The transaction, which is expected to close in the second quarter of
2010, is subject to regulatory approvals and approval of the
4	agreement by (i) the holders of a majority of the company’s
outstanding common stock represented and voting at a special
5	meeting to be held to approve the transaction, excluding Bing Yeh and Yaw Wen Hu, and (ii) the holders of a majority of the
6	company’s outstanding common stock, and other customary
7	closing conditions.

8	28. As part of the Proposed Transaction, Defendants Yeh and Hu, who collectively own
9	12.7% of the Company’s common stock, agreed to exchange all of their Silicon Storage common
10	stock for common stock and preferred stock of Prophet Equity immediately prior to the
11	consummation of the Proposed Transaction. The Proposed Transaction was a fantastic opportunity
12	for Defendants Yeh and Hu, along with Prophet Equity, to cash out the public shareholders at an
13	unfair price.
14
15	29. First, the Proposed Transaction represents a mere 13% premium to shareholders
16	based upon the closing price of Silicon Storage’s shares the day prior to the announcement of the
17	Proposed Transaction. This is a paltry amount to offer for the entire equity stake of any company,
18	but is doubly offensive because it fails to account for Silicon Storage’s future growth prospects.

19	30. Indeed, in the few months prior to the Proposed Transaction, Silicon Storage stock
20	had been trading well in excess of the Proposed Transaction offer price of $2.10. In fact, as recently
21	as September 29, 2009, Silicon Storage’s stock traded at $2.75 per share. Moreover, the Company
22	has a book value of greater than $2.62 per share with $1.20 per share in cash and no debt. In
23	addition, at least one analyst set a $2.50 price target for Silicon Storage shares prior to the
24	announcement of the Proposed Transaction.
25
26	31. Given the Company’s recent performance and future prospects, the consideration
27	shareholders are to receive is inadequate. Rather, Defendants Yeh and Hu found the perfect
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	opportunity to cash out the public shareholders at an unfair price and, along with Prophet Equity,
2	pick up Silicon Storage at a time when Silicon Storage is poised for growth and its stock price is
3	trading at a huge discount to its intrinsic value.

4	32. The fact that the Proposed Transaction is unfair to shareholders is supported by the
5	fact that Bryant R. Riley, one of the Company’s independent directors, voted against the approval of
6	the Proposed Transaction. He subsequently resigned from the Board the day prior to the
7	announcement of the Proposed Transaction.
8
9	33. Furthermore, on November 13, 2009, the Company filed a Form 8-K with the United
10	States Securities and Exchange Commission (“SEC”) wherein it disclosed the operating Agreement
11	and Plan of Merger for the Proposed Transaction (the “Merger Agreement”). As part of the Merger
12	Agreement, Defendants agreed to certain onerous and preclusive deal protection devices that
13	operate conjunctively to make the Proposed Transaction a fait d’accompli and ensure that no
14	competing offers will emerge for the Company.
15
16	34. First, pursuant §6.4(a) of the Merger Agreement, the Company has only 45 days
17	from November 13, 2009, the date the Merger Agreement was signed, to solicit other offers. After
18	the 45 day period, the “go-shop” period ends, and a strict “no solicitation” provision kicks in and
19	demands that the Company terminate any attempts to solicit other potential suitors.
20
21	35. In addition, pursuant to §6.4(c) of the Merger Agreement, should a bidder arrive on
22	the scene during either the “go-shop” period or after, the Company must notify Prophet Equity of
23	the bidder’s identity and offer. Thereafter, should the Board determine that the alternative offer is
24	superior, Prophet Equity is granted three business days as a “last look” to amend the terms of the
25	Merger Agreement to make a counter-offer that only needs to be at least as favorable to the
26	Company’s shareholders as the alternative offer. Prophet Equity is able to match the offer because
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	it is granted unfettered access to the offer, in its entirety, eliminating any leverage that the Company
2	has in receiving other offers.

3	36. In other words, the Merger Agreement gives Prophet Equity access to any rival
4	bidder’s information and allows Prophet Equity a free right to top any superior offer. Accordingly,
5	no rival bidder is likely to emerge and act as a stalking horse for Prophet Equity, because the
6	Merger Agreement unfairly assures that any “auction” will favor Prophet Equity and piggy-back
7	upon the due diligence of the foreclosed second bidder.

8	37. In addition, should the other bidder overcome the “last look,” the Merger Agreement
9	provides that a termination fee of $4,025,875 (in the event the offer resulted during the “go-shop”
10	period) or $7,045,281 (in the event the offer resulted from an unsolicited offer after the “go-shop”
11	period) must be paid to Prophet Equity by Silicon Storage if the Company decides to pursue said
12	other offer, thereby essentially requiring that the alternate bidder agree to pay a naked premium for
13	the right to provide the shareholders with a superior offer.

14	38. Lastly, Defendants Yeh and Hu, who hold approximately 12.7% of the Company’s
15	outstanding common stock, have entered into voting agreements with Prophet Equity pursuant to
16	which they have agreed to vote their shares in favor of the Proposed Transaction and against any
17	other acquisition proposal.

18	39. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the
19	irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

20	CLAIM FOR RELIEF

21	COUNT I
22	Breach of Fiduciary Duty – Failure to Maximize Shareholder Value
23	(Against All Individual Defendants)

24	40. Plaintiff repeats all previous allegations as if set forth in full herein.
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1	41. As Directors of Silicon Storage, the Individual Defendants stand in a fiduciary
2	relationship to Plaintiff and the other public stockholders of the Company and owe them the highest
3	fiduciary obligations of loyalty and care. The Individual Defendants’ recommendation of the
4	Proposed Transaction will result in change of control of the Company which imposes heightened
5	fiduciary responsibilities to maximize Silicon Storage’s value for the benefit of the stockholders and
6	requires enhanced scrutiny by the Court.

7	42. As discussed herein, the Individual Defendants have breached their fiduciary duties
8	to Silicon Storage shareholders by failing to engage in an honest and fair sale process.

9	43. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff
10	and the Class will suffer irreparable injury in that they have not and will not receive their fair
11	portion of the value of Silicon Storage’s assets and will be prevented from benefiting from a value-
12	maximizing transaction.

13	44. Unless enjoined by this Court, the Individual Defendants will continue to breach
14	their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed
15	Transaction, to the irreparable harm of the Class.

16	45. Plaintiff and the Class have no adequate remedy at law.

17	COUNT II

18	Aiding and Abetting
19	(Against Silicon Storage and Prophet Equity)

20	46. Plaintiff repeats all previous allegations as if set forth in full herein.

21	47. As alleged in more detail above, Silicon Storage and Prophet Equity are well aware
22	that the Individual Defendants have not sought to obtain the best available transaction for the
23	Company’s public shareholders. Defendants Silicon Storage and Prophet Equity aided and abetted
24	the Individual Defendants’ breaches of fiduciary duties.

25	48. As a result, Plaintiff and the Class members are being harmed.
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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

1		49. Plaintiff and the Class have no adequate remedy at law.

2		WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as
3		follows:

4		(A) declaring this action to be a class action and certifying Plaintiff as the Class
5		representatives and their counsel as Class counsel;

6		(B) enjoining, preliminarily and permanently, the Proposed Transaction;

7		(C) in the event that the transaction is consummated prior to the entry of this
8		Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

9		(D) directing that Defendants account to Plaintiff and the other members of the
10		Class for all damages caused by them and account for all profits and any special benefits obtained
11		as a result of their breaches of their fiduciary duties;

12		(E) awarding Plaintiff the costs of this action, including a reasonable allowance
13		for the fees and expenses of Plaintiff’s attorneys and experts; and

14		(F) granting Plaintiff and the other members of the Class such further relief as the
15		Court deems just and proper.

16	DATED: November 19, 2009	LEVI & KORSINSKY, LLP

17		/s/ David E. Bower
18		DAVID E. BOWER
19		600 Corporate Pointe, Suite 1170
20		Culver City, CA 90230-7600

21		LEVI & KORSINSKY, LLP
22		Joseph Levi, Esq.
23		Juan E. Monteverde, Esq.
24		30 Broad Street, 15th Floor
25		New York, New York 10004
26		Tel: 212-363-7500
27		Fax: 212-363-7171
28
Attorneys for Plaintiff

CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY